FORM 3

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            INITIAL STATEMENT OF
                     BENEFICIAL OWNERSHIP OF SECURITIES

                   Filed pursuant to Section 16(a) of the
                      Securities Exchange Act of 1934,
                    Section 17(a) of the Public Utility
                        Holding Company Act of 1935
                     or Section 30(f) of the Investment
                            Company Act of 1940

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1.  Name and Address of Reporting Person

          NABORS INDUSTRIES, INC.
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       (Last)                      (First)                    (Middle)

          515 West Greens Road, Suite 1200
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                                  (Street)
          Houston                   Texas                       77067
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

          November 12, 1998
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

       93-0711613
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4.  Issuer Name and Ticker or Trading Symbol

       POOL ENERGY SERVICES CO. (PESC)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (   ) Director
    ( X ) 10% Owner
    (   ) Officer (give title below)
    (   ) Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    ___Form filed by One Reporting Person
    _X_Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

  Common Stock,
  no par value            2,209,500           I          By Nabors Alaska
                                                         Drilling, Inc.
                                                         (wholly-owned
                                                         subsidiary)

  Common Stock,
  no par value            2,209,500(1)        D

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

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2. Date Exercisable and Expiration Date (Month/Day/Year)

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         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

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               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
   5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)

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   EXPLANATION OF RESPONSES:

(1) These securities are owned by Nabors Alaska Drilling, Inc., who is a member of a group with Nabors Industries, Inc. for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


        NABORS INDUSTRIES, INC.

        By: /s/ Anthony G. Petrello                        November 23, 1998
            --------------------------------------         -----------------
            Anthony G. Petrello
            President and Chief Operating Officer

        **  SIGNATURE OF REPORTING PERSON                            DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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                          JOINT FILER INFORMATION


        NAME:                       Nabors Alaska Drilling, Inc.

        ADDRESS:                    2525 C Street, Suite 200
                                    Anchorage, Alaska 99503

        DESIGNATED
        FILER:                      Nabors Industries, Inc.

        ISSUER AND
        TICKER SYMBOL:              Pool Energy Services Co. (PESC)

        DATE OF EVENT
        REQUIRING
        STATEMENT:                  November 12, 1998

        SIGNATURE:                  NABORS ALASKA DRILLING, INC.


                                    BY:  /s/ Daniel McLachlin
                                         __________________________
                                         Daniel McLachlin
                                         Assistant Secretary

        DATE:                       November 23, 1998